Exhibit 99.1	Press release dated June 17, 2005, “Polar Molecular Holding Corporation Shares To Be Delisted From NASDAQ OTCBB Effective June 17, 2005”

POLAR MOLECULAR HOLDING CORPORATION SHARES (OTCBB: POMHE) DELISTED FROM NASDAQ OTCBB EFFECTIVE JUNE 17, 2005 - SHARES STILL TRADED ON NASDAQ PINK SHEETS - COMPANY CITES WIDESPREAD PROBLEM AFFECTING OTCBB COMPANIES CAUSED BY SARBANES-OXLEY TIME PRESSURE ON AUDITORS AND RESULTANT FILING DELAY DUE TO AUDITOR CHANGE - THE COMPANY WILL REAPPLY FOR OTCBB LISTING

DENVER, June 17, 2005---Polar Molecular Holding Corporation (OTCBB: POMHE) announced today that its shares were delisted from the NASDAQ OTC Bulletin Board as of the opening of trading June 17, 2005. The Company’s common stock continues to be available for trading under the ticker symbol of POMH (or POMHE) on the Nasdaq Pink Sheets. The Company has subscribed to real-time Pink Sheets Inside and Level 2 Quote Montage on pinksheets.com which provides realtime quotes on the pinksheets.com website.

The Company said the delisting resulted after its “historical” auditor, citing inability to service all of its customers due to time pressures related to requirements of Sarbanes-Oxley, terminated its service with the company, necessitating the engagement of a new auditor. The change in auditor resulted in a delay in the company’s ability to file its annual report on Form 10-KSB for 2004 and its Form 10-QSB for the first quarter of 2005. According to stories in the Wall Street Journal and other publications, the effects of Sarbanes-Oxley requirements on auditors has caused a serious problem for small public companies who have experienced delays in their ability to file on time.

The company expects to complete its 2004 audit and its filing of form 10-KSB and 10-QSB soon and be back in compliance with its filings. Upon completing the filings, the company intends to reapply for a listing on the OTCBB.

About Polar Molecular Holding Corporation

Polar Molecular Holding Corporation (www.polarmolecular.com) sells a proprietary line of fuel additives for gasoline, diesel and industrial heating oils under the trademarked name DurAlt® FC. The patented technology optimizes engine combustion, thereby improving fuel mileage and decreasing emissions.

FORWARD LOOKING STATEMENTS

This news release contains forward looking statements that are not historical in nature and are based on current expectations and subject to risks and uncertainties. Although the management of the Company believes that the forward-looking statements are reasonable, the Company cannot assure you that such forward-looking statements will prove to have been correct. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, level of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Actual financial condition, operating results, and business performance may differ materially from that projected. The differences may be caused by a variety of factors, including but not limited to failure to receive product orders, changes in general economic conditions, competition, equipment failures and business interruptions, government regulatory changes, changes in key personnel, lack of sources of additional financing, and other factors.

Contact:
          Polar Molecular Holding Corporation
          Mark Nelson
          President & CEO
          (303) 221-1908
    Website: www.polarmolecular.com